CURO Group Holdings Corp. Announces
Second Quarter 2021 Financial Results

Wichita, Kansas--July 28, 2021-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a tech-enabled, omni-channel consumer finance company serving a full spectrum of non-prime and prime consumers in the U.S. and Canada, today announced financial results for its second quarter ended June 30, 2021.

“The second quarter was very busy for us as we made significant strides on every value-creation front – growth, profitability, margins, capital and scale. We are pleased to continue to mitigate risk while driving long-term value for our stakeholders,” said Don Gayhardt, CURO's Chief Executive Officer. “Our Canadian operations remained a bright spot in the second quarter, as our Canada Direct Lending and Canada POS segments delivered sequential loan growth of 5.1% and 9.9%, respectively. Our U.S. segment posted modest sequential loan growth in the second quarter that exceeded our expectations. With our acquisition of Flexiti in the first quarter of 2021 and the continued growth in our Canada Direct Lending segment, 76% of our company owned gross loans receivable are in Canada as of June 30, 2021, compared to 56% as of June 30, 2020.”

“On June 1, 2021, we announced a major milestone for Flexiti with the signing of LFL Group, Canada's largest home furnishings retailer, to a 10-year exclusive point-of-sale merchant agreement. We believe this relationship generates more than C$800 million of annualized point-of-sale finance beginning in mid-2022 when fully on-boarded. We believe that this agreement positions Flexiti to become the largest point-of-sale financing provider in Canada and are confident that it will create significant value for us. Flexiti's originations for the second quarter increased by more than 115% year over year. We look forward to capitalizing on the significant growth that Flexiti brings to our business and to serving a larger number of Canadian consumers across all the ways through which they access credit.”

“During the second quarter, we also began to monetize our investment in Katapult with the closing of the Katapult and FinServ merger on June 9, 2021. We received cash of $146.9 million and stock representing 20.7% fully-diluted ownership in the new public company. Our investment in Katapult allows us to continue to participate in the rapidly growing U.S. e-commerce point-of-sale finance space and we are pleased to maintain representation on the company’s board of directors.”

“We announced on July 13, 2021, the difficult decision to close 49 U.S. stores, or about 25% of our total U.S. stores, during the second and third quarters to manage local store market density and to respond to our customers’ evolving usage patterns. The impacted locations generated only 8% of our U.S. store revenue in 2020. CURO remains highly focused on serving the needs of all customers through our store and online channels. This was a consolidation of underperforming stores, not a departure from our commitment to leveraging our omni-channel competitive advantage. Since our platform allows customers to transition seamlessly online, to an adjacent store or to contact centers, this consolidation reduces annual operating costs by approximately $20 million while maximizing the likelihood of retaining a large percentage of customers from the impacted stores.”

“We priced on July 16, 2021 a Senior Secured Notes offering of $750 million at 7.5%. This replaces our Senior Secured Notes due 2025, extends maturities to 2028, lowers the coupon by 75 bps and provides additional capital structure flexibility, particularly as it relates to the financing of our growing Canadian businesses.”

"Finally, we continued to strengthen our management team and are pleased to announce that Dan Kirsche joined us this week as our new EVP and Chief Technology Officer. Dan has a great background leading software engineering for digital marking and consumer lending organizations and is very well-suited to help us execute on our technology priorities.”

Consolidated Summary Results - Unaudited

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	Variance	2021	2020	Variance
Revenue	$ 187,693	$ 182,509	2.8%	$ 384,244	$ 463,315	(17.1)%
Net Revenue	142,528	131,816	8.1%	302,934	299,086	1.3%
Company Owned gross loans receivable	769,228	456,512	68.5%	769,228	456,512	68.5%
Unrestricted Cash	276,367	269,342	2.6%	276,367	269,342	2.6%
Net income	104,517	22,073	373.5%	130,252	58,378	#
Adjusted Net Income (1)	17,394	22,170	(21.5)%	47,522	54,446	(12.7)%
Diluted Earnings per Share from continuing operations	$ 2.39	$ 0.51	#	$ 2.99	$ 1.37	#
Adjusted Diluted Earnings per Share from continuing operations (1)	$ 0.40	$ 0.53	(24.5)%	$ 1.09	$ 1.31	(16.8)%
EBITDA (1)	169,564	44,876	#	228,247	104,687	#
Adjusted EBITDA (1)	50,302	51,129	(1.6)%	114,077	116,916	(2.4)%
Weighted Average Shares — diluted	43,672	41,545		43,556	41,686
# - Variance greater than 100% or not meaningful
(1) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the applicable reconciliations contained under "Results of Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Second quarter 2021 and recent developments include:

•Year-over-year growth in Company Owned gross loans receivable and combined gross loans receivable of $312.7 million, or 68.5%, and $315.7 million, or 64.4%, respectively.
•Canada Direct Lending gross loans receivable grew $104.5 million, or 40.7%, year over year, and Canada point-of-sale ("POS") Lending gross loans receivable were $221.5 million. The Canada POS Lending segment was added with the acquisition of Flexiti Financial Inc. ("Flexiti") on March 10, 2021.
•U.S. Company Owned gross loans receivable declined $13.2 million, or 6.6%, year over year. Excluding the runoff of impacted loan portfolios in California and Virginia, U.S. Company Owned gross loans receivable grew $35.8 million, or 28.3%, compared to the same period in the prior year.
•Sequentially, (described within this release as the change from the first quarter to the second quarter) Company Owned gross loans receivable and gross combined loans receivable increased $38.2 million, or 5.2%, and $42.9 million, or 5.6%, respectively.
•Revenue and Net Revenue increased $ 5.2 million, or 2.8%, and $10.7 million, or 8.1%, respectively year over year.
•Consolidated net charge-off ("NCO") rates for U.S. and Canada Direct Lending improved 540 bps year over year and 50 bps sequentially. U.S. and Canada Direct Lending past-due loans improved 150 bps year over year and remained stable sequentially.
•Diluted Earnings per Share from continuing operations of $2.39 compared to $0.51 in the prior-year quarter, primarily affected by the closing of the Katapult Holdings Inc. ("Katapult") merger. Adjusted Diluted Earnings per Share of $0.40 compared to $0.53 for the second quarter of 2020.
•Katapult's merger with FinServ Acquisition Corp. ("FinServ") closed on June 9, 2021. As a result, we received cash of $146.9 million and Katapult (NASDAQ: KPLT) stock with a value of $192.0 million as of July 27, 2021. Our fully-diluted ownership of Katapult as of June 30, 2021 was 20.7%, including potential earn-out shares.
•On June 1, 2021, Flexiti signed a 10-year agreement to become the exclusive POS financing partner to the LFL Group ("LFL"), Canada's largest home furnishings retailer. LFL operates over 300 stores in Canada under multiple banners including Leon's and The Brick. Flexiti estimates that the LFL POS relationship will generate over C$800 million in annual financed sales beginning in mid-2022 when fully on-boarded.
•Under the terms of our $50.0 million share repurchase program announced in April 2021, we purchased in the open market 375,880 shares through July 27, 2021.
•Our Board of Directors declared an $0.11 per share dividend payable on August 19, 2021 to stockholders of record as of August 9, 2021.
•Closed, or announced the closing of, 49 U.S. stores to better align with changing customer trends and preferences for online transactions.
•Priced and upsized to $750 million a 7.50% Senior Secured Notes Offering due 2028. The proceeds will be used to (i) redeem our 8.25% Senior Secured Notes due 2025, (ii) to pay fees, expenses, premiums and accrued interest therewith and (iii) for general corporate purposes.

Year-to-date 2021 developments include:

•Revenue decreased $79.1 million, or 17.1%, compared to the prior year, due to the effect of COVID-19 and two rounds of significant U.S. government stimulus that reduced U.S. loan balances.
•Net Revenue increased $3.8 million, or 1.3%, year over year as the negative effect on revenue of lower average loan balances was mitigated by significant improvements in credit quality and the effect of changes in loan balances on loan loss provisioning.
•Diluted Earnings per Share from continuing operations of $2.99 compared to $1.37 in the prior year. Adjusted Diluted Earnings per Share of $1.09 compared to $1.31 for 2020.

From the second quarter of 2020 through the first quarter of 2021, we experienced lower customer demand, good credit performance, increased or accelerated repayments and favorable payment trends as customers were aided by government stimulus programs while periodically enduring pandemic lockdowns (collectively "COVID-19 Impacts"). Second quarter of 2021 was impacted less by COVID-19 Impacts but was still affected by loan demand in the U.S. than pre-COVID-19 levels and additional pandemic lockdowns in Canada.

Consolidated Revenue by Product and Segment

The following table summarizes revenue by product, including credit services organization ("CSO") fees, for the period indicated:

	Three Months Ended
	June 30, 2021					June 30, 2020
(in thousands, unaudited)	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total
Revolving LOC	$ 24,091	$ 37,450	$ 6,495	$ 68,036	36.3%	$ 30,917	$ 25,819	$ —	$ 56,736	31.1%
Installment	90,826	10,541	—	101,367	54.0%	102,861	9,701	—	112,562	61.7%
Ancillary	3,877	13,889	524	18,290	9.7%	3,542	9,669	—	13,211	7.2%
Total revenue	$ 118,794	$ 61,880	$ 7,019	$ 187,693	100.0%	$ 137,320	$ 45,189	$ —	$ 182,509	100.0%

During the three months ended June 30, 2021, total revenue increased $5.2 million, or 2.8%, to $187.7 million, compared to the prior-year period. The year-over-year increase was primarily due to an increase in Canada Direct Lending revenue of $16.7 million, or 36.9%, and $7.0 million of Canada POS Lending revenue from a full post-acquisition quarter for Flexiti. This increase was partially offset by a decrease in U.S. revenue of $18.5 million, or 13.5%.

Canada POS Lending revenue includes merchant discount revenue ("MDR"), which is recognized over the life of the underlying loan term. The Flexiti gross acquired loan portfolio ("Acquired Portfolio"), prior to the fair value discount recorded as a result of purchase accounting, was $208.6 million as of March 10, 2021 (date of acquisition). The Acquired Portfolio was remeasured at fair value of $196.1 million as of the date of acquisition. The fair value discount is based on estimated future net cash flows and is recognized in net revenue over the expected life of the Acquired Portfolio (approximately 12 months). This amortization resulted in an increase in revenue and an increase in loan loss provision of $1.6 million and $1.5 million, respectively, for the three months ended June 30, 2021. The Acquired Portfolio also included $14.1 million of unearned MDR, annual and administrative fees, which are recognized over the expected life of the Acquired Portfolio. Since those unrecognized amounts do not represent future cash flows from the Acquired Portfolio, the unearned MDR, annual and administrative fees were not included in the opening balance sheet as of March 10, 2021, and thus, are not amortized to revenue for the Acquired Portfolio. For the second quarter of 2021, Canada POS Lending revenue and net revenue was lower by $5.6 million and $5.5 million, respectively, ("acquisition-related adjustments") compared to what would have been reported if the unearned MDR and fees had been recognized over the expected life of the Acquired Portfolio. To assist users of our financial statements in analyzing the expected future performance of the Flexiti loan portfolio (for example, expected yields for loans originated post-acquisition) and earnings, we have provided results with and without these acquisition-related adjustments. See "Reconciliation of Net Income from Continuing Operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share" for additional detail. The acquisition-related adjustments will decline each quarter with the Acquired Portfolio and will be fully amortized by the second quarter of 2022.

From a product perspective, Revolving LOC revenue for the three months ended June 30, 2021 increased $11.3 million, or 19.9%, year over year, primarily driven by growth in Canada Direct Lending revenue of $11.6 million, or 45.0%, and Canada POS lending of $6.5 million, partially offset by a decline in U.S. revenue of $6.8 million, or 22.1%. Excluding the effects of the Virginia runoff portfolio, U.S. Revolving LOC revenue decreased $0.3 million, or 1.3% for the three months ended June 30, 2021 compared to the prior-year period.

For the three months ended June 30, 2021, Installment revenue decreased $11.2 million, or 9.9%, compared to the prior-year period. Excluding the effects of the impacted California Installment loan portfolios, U.S. Installment revenue decreased $0.5 million, or 0.6%.

Ancillary revenue increased $5.1 million, or 38.4% versus the prior-year period, primarily due to the sale of insurance products to Revolving LOC and Installment loan customers in Canada.

The following table summarizes revenue by product, including CSO fees, for the period indicated:

	Six Months Ended
	June 30, 2021					June 30, 2020
(in thousands, unaudited)	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total
Revolving LOC	$ 51,014	$ 71,818	$ 7,939	$ 130,771	34.0%	$ 72,907	$ 54,811	$ —	$ 127,718	27.6%
Installment	196,767	20,988	—	217,755	56.7%	278,130	28,284	—	306,414	66.1%
Ancillary	7,505	27,514	699	35,718	9.3%	8,051	21,132	—	29,183	6.3%
Total revenue	$ 255,286	$ 120,320	$ 8,638	$ 384,244	100.0%	$ 359,088	$ 104,227	$ —	$ 463,315	100.0%

Year-over-year comparisons were also influenced by COVID-19 Impacts. For the six months ended June 30, 2021, total revenue declined $79.1 million, or 17.1%, to $384.2 million, compared to the prior year. Geographically, U.S. revenues declined 28.9% while Canada Direct Lending revenues increased 15.4% due to the continued popularity and growth of Revolving LOC loans in Canada. For the six months ended June 30, 2021, Canada POS Lending revenue was $8.6 million, which included a $4.0 million reduction related to acquisition-related adjustments for the period.

From a product perspective, Revolving LOC revenues increased $3.1 million, or 2.4%, compared to the prior year, primarily due to growth in Canada Direct Lending revenue of $17.0 million, or 31.0%, and Canada POS Lending of $7.9 million, partially offset by declines in U.S. revenue of $21.9 million, or 30.0%. Excluding the effects of the Virginia runoff portfolio, U.S. Revolving LOC revenue decreased $7.2 million, or 13.7%, for the six months ended June 30, 2021 compared to the prior-year period.

For the six months ended June 30, 2021, Installment revenues decreased $88.7 million, or 28.9%, compared to the prior year. Excluding the effects of the impacted California Installment loan portfolios, Installment revenue decreased 23.1%.

Ancillary revenues increased $6.5 million, or 22.4%, versus the prior year from the sale of insurance products to Revolving LOC and Installment loan customers in Canada.

The following table presents online revenue and online transaction compositions, including CSO fees, of the products and services that we currently offer within the U.S. and Canada Direct Lending segments:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Online revenue as a percentage of consolidated revenue	47.6%	47.1%	49.3%	47.3%
Online transactions as a percentage of consolidated transactions	58.3%	57.6%	60.1%	51.8%

Online revenue as a percentage of consolidated revenue increased during the three and six months ended June 30, 2021 due to COVID-19 Impacts and the resulting transition of customers using our online channel which allows for a safe and contactless option.

Consolidated Loans Receivable

The following table reconciles Company Owned gross loans receivable, a GAAP-basis balance sheet measure, to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

	As of
(in thousands, unaudited)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
U.S.
Revolving LOC	$ 47,277	$ 43,387	$ 55,561	$ 56,727	$ 53,239
Installment - Company Owned	139,234	142,396	167,890	148,569	146,495
Canada Direct Lending
Revolving LOC	337,700	319,307	303,323	265,507	231,917
Installment	23,564	24,385	26,948	26,639	24,861
Canada POS Lending
Revolving LOC	221,453	201,539	—	—	—
Company Owned gross loans receivable	$ 769,228	$ 731,014	$ 553,722	$ 497,442	$ 456,512
Gross loans receivable Guaranteed by the Company	37,093	32,439	44,105	39,768	34,092
Gross combined loans receivable (1)	$ 806,321	$ 763,453	$ 597,827	$ 537,210	$ 490,604
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable increased $315.7 million, or 64.4%, to $806.3 million as of June 30, 2021, from $490.6 million as of June 30, 2020. The increase was driven by Canada Direct Lending growth of $104.5 million, or 40.7%, and Canada POS Lending gross loans receivables of $221.5 million. Excluding Flexiti loan balances, gross combined loans receivable increased $94.3 million, or 19.2% year over year. U.S. gross combined loans receivable declined $10.2 million, or 4.4%, due to (i) COVID-19 Impacts, (ii) the runoff of California Installment and Virginia Revolving LOC loans as a result of regulatory impacts, and (iii) additional government stimulus in the first half of 2021. Excluding the California and Virginia runoff portfolios, U.S. gross combined loans receivable grew 24.2%.

Sequentially, gross combined loans receivable increased $42.9 million, or 5.6%, as markets continued to reopen and consumer demand increased. Geographically, U.S. and Canada grew sequentially by 2.5% and 6.9%, respectively, primarily driven by Canada POS Lending growth of $19.9 million, or 9.9% and Canada Direct Lending Revolving LOC growth of $18.4 million, or 5.8%. Gross combined loans receivable performance by product is described further in the following sections.

Results of Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 187,693	$ 182,509	$ 5,184	2.8%	$ 384,244	$ 463,315	($ 79,071)	(17.1)%
Provision for losses	45,165	50,693	(5,528)	(10.9)%	81,310	164,229	(82,919)	(50.5)%
Net revenue	142,528	131,816	10,712	8.1%	302,934	299,086	3,848	1.3%
Advertising	7,043	5,750	1,293	22.5%	15,127	17,969	(2,842)	(15.8)%
Non-advertising costs of providing services	50,834	49,567	1,267	2.6%	101,144	104,919	(3,775)	(3.6)%
Total cost of providing services	57,877	55,317	2,560	4.6%	116,271	122,888	(6,617)	(5.4)%
Gross margin	84,651	76,499	8,152	10.7%	186,663	176,198	10,465	5.9%
Operating expense (income)
Corporate, district and other expenses	59,621	36,781	22,840	62.1%	108,461	79,588	28,873	36.3%
Interest expense	23,440	18,311	5,129	28.0%	42,979	35,635	7,344	20.6%
(Income) loss from equity method investment	(1,712)	(741)	(971)	#	(2,258)	877	(3,135)	#
Gain on equity method investment	(135,387)	—	(135,387)	#	(135,387)	—	(135,387)	#
Total operating (income) expense	(54,038)	54,351	(108,389)	#	13,795	116,100	(102,305)	(88.1)%
Income from continuing operations before income taxes	138,689	22,148	116,541	#	172,868	60,098	112,770	#
Provision for income taxes	34,172	1,068	33,104	#	42,616	3,005	39,611	#
Net income from continuing operations	104,517	21,080	83,437	#	130,252	57,093	73,159	#
Net income from discontinued operations, net of tax	—	993	(993)	#	—	1,285	(1,285)	#
Net income	$ 104,517	$ 22,073	$ 82,444	#	$ 130,252	$ 58,378	$ 71,874	#
# - Variance greater than 100% or not meaningful

Reconciliation of Net Income from Continuing Operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Net income from continuing operations	$ 104,517	$ 21,080	$ 83,437	#	$ 130,252	$ 57,093	$ 73,159	#
Adjustments:
Restructuring costs (1)	5,763	—			5,763	—
Legal and other costs (2)	—	847			—	1,750
(Income) loss from equity method investment (3)	(1,712)	(741)			(2,258)	877
Gain from equity method investment (4)	(135,387)	—			(135,387)	—
Transaction costs (5)	3,181	91			6,341	337
Acquisition-related adjustments (6)	5,495	—			5,495	—
Share-based compensation (7)	3,467	3,310			6,150	6,504
Intangible asset amortization (8)	1,866	759			2,697	1,496
Canada GST adjustment (9)	—	2,160			—	2,160
Income tax valuations (10)	—	(3,472)			—	(3,472)
Impact of tax law changes (11)	—	—			—	(9,114)
Cumulative tax effect of adjustments (12)	30,204	(1,864)			28,469	(3,185)
Adjusted Net Income	$ 17,394	$ 22,170	($ 4,776)	(22)%	$ 47,522	$ 54,446	($ 6,924)	(13)%

Net income from continuing operations	$ 104,517	$ 21,080			$ 130,252	$ 57,093
Diluted Weighted Average Shares Outstanding	43,672	41,545			43,556	41,686
Diluted Earnings per Share from continuing operations	$ 2.39	$ 0.51	$ 1.88	#	$ 2.99	$ 1.37	$ 1.62	#
Per Share impact of adjustments to Net income from continuing operations	(1.99)	0.02			(1.90)	(0.06)
Adjusted Diluted Earnings per Share	$ 0.40	$ 0.53	($ 0.13)	(24.5)%	$ 1.09	$ 1.31	($ 0.22)	(16.8)%
Note: Footnotes follow Reconciliation of Net income table on the next page

Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA, Non-GAAP Measures

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Net income from continuing operations	$ 104,517	$ 21,080	$ 83,437	#	$ 130,252	$ 57,093	$ 73,159	#
Provision for income taxes	34,172	1,068	33,104	#	42,616	3,005	39,611	#
Interest expense	23,440	18,311	5,129	28.0%	42,979	35,635	7,344	20.6%
Depreciation and amortization	7,435	4,417	3,018	68.3%	12,400	8,954	3,446	38.5%
EBITDA	169,564	44,876	124,688	#	228,247	104,687	123,560	#
Restructuring costs (1)	5,763	—			5,763	—
Legal and other costs (2)	—	847			—	1,750
(Income) loss from equity method investment (3)	(1,712)	(741)			(2,258)	877
Gain from equity method investment (4)	(135,387)	—			(135,387)	—
Transaction costs (5)	3,181	91			6,341	337
Acquisition-related adjustments (6)	5,495	—			5,495	—
Share-based compensation (7)	3,467	3,310			6,150	6,504
Canada GST adjustment (9)	—	2,160			—	2,160
Other adjustments (13)	(69)	586			(274)	601
Adjusted EBITDA	$ 50,302	$ 51,129	($ 827)	(1.6)%	$ 114,077	$ 116,916	($ 2,839)	(2.4)%
Adjusted EBITDA Margin	26.8%	28.0%			29.7%	25.2%
# - Change greater than 100% or not meaningful

(1)	Restructuring costs for the three and six months ended June 30, 2021 resulted from U.S. store closures and consisted of (i) severance costs for store employees, (ii) lease termination costs, and (iii) accelerated depreciation, partially offset by the net write-off of ROU assets and lease liabilities.
(2)	Legal and other costs for the six months ended June 30, 2020 included (i) settlement costs related to certain legal matters (ii) costs for certain securities litigation and related matters and (iii) severance costs for certain corporate employees.
(3)	The amount reported is our share of the estimated U.S. GAAP net (income) loss of Katapult.
(4)
During the three months ended June 30, 2021, we recorded an additional gain on our investment in Katapult of $135.4 million. The gain represents cash we received, net of the basis of our investment in Katapult, upon the completion of the business combination between Katapult and FinServ. Refer to "Katapult Update for the Three and Six Months Ended June 30, 2021 and 2020" below for additional details.

(5)
Transaction costs for the six months ended June 30, 2021 relate to Katapult and FinServ business combination and the Flexiti acquisition.

Transaction costs for the six months ended June 30, 2020 relate to the acquisition of Ad Astra.

(6)	Acquisition-related adjustments for the six months ended June 30, 2021 relate to the acquired Flexiti loan portfolio as of March 10, 2021. Refer to "Consolidated Revenue by Product and Segment" for additional details.
(7)	The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.
(8)	Intangible asset amortization primarily include amortization of identifiable intangible assets established in connection with the acquisition of Flexiti.
(9)
We received a Notice of Adjustment from Canadian tax authority auditors in the second quarter 2020 related to the treatment of certain expenses in prior years for purposes of calculating the Goods and Services Tax ("GST") due.

(10)
In the second quarter of 2020, a Texas court ruling related to the apportionment of income to the state for another company resulted in a change in estimate regarding the realization of a tax benefit previously taken. Accordingly, we recorded a $1.1 million liability for our estimated exposure related to this position, which was settled in April 2021. Also in the second quarter of 2020, we released a $4.6 million valuation allowance related to Net Operating Losses ("NOLs") for certain entities in Canada.

(11)	On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was enacted by the U.S. Federal government in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. For the six months ended June 30, 2020, we recorded an income tax benefit of $9.1 million related to the carryback of NOL from tax years 2018 and 2019.
(12)	Cumulative tax effect of adjustments included in Reconciliation of Net income from continuing operations Adjusted Net Income table is calculated using the estimated incremental tax rate by country.
(13)	Other adjustments primarily include the intercompany foreign-currency exchange impact.

For the Three Months Ended June 30, 2021 and 2020

Revenue and Net Revenue
Revenue increased $5.2 million, or 2.8%, to $187.7 million for the three months ended June 30, 2021, from $182.5 million for the three months ended June 30, 2020, due to an increase in Canada Direct Lending revenues of $16.7 million, or 36.9% ($9.6 million, or 21.4% on a constant currency basis), and $7.0 million of Canada POS Lending revenue from a full-post acquisition quarter for Flexiti, partially offset by a decrease in U.S. revenues of $18.5 million, or 13.5%. Excluding the impacted California and Virginia loans, total revenue increased $23.4 million and 15.0% for the three months ended June 30, 2021 compared to the three months ended June 30, 2020.

Provision for losses decreased by $5.5 million, or 10.9%, for the three months ended June 30, 2021 compared to the prior-year period. The decrease in provision for loan losses was due to (i) relative sequential change in loan balances, (ii) favorable adjustments to allowance for loan losses ("ALL") as a percentage of gross loans receivable ("allowance coverage") from continued improved credit quality, and (iii) significantly improved NCO rates year over year in both U.S. and Canada, as discussed in more detail in the "Segment Analysis" sections.

Cost of Providing Services

Advertising costs increased $1.3 million, or 22.5%, year over year in response to product demand changes during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Quarter-over-quarter application volume and quality improved this quarter as the prior-year quarter was influenced by April 2020 government stimulus and pandemic-induced lockdowns.

Non-advertising costs of providing services increased $1.3 million, or 2.6%, to $50.8 million in the three months ended June 30, 2021, compared to $49.6 million in the three months ended June 30, 2020. The increase was due to (i) volume-driven variable costs, such as underwriting data and financial services fees, (ii) timing and level of performance-based variable compensation and (iii) severance costs as described above in "Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA." These increases were partially offset by lower store operating costs and collection costs.

Corporate, District and Other Expenses

Corporate, district and other expenses were $59.6 million for the three months ended June 30, 2021, an increase of $22.8 million, or 62.1%, compared to the three months ended June 30, 2020. The year-over-year increase was primarily due to (i) $5.8 million of restructuring costs as described above in "Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA," (ii) $3.2 million of transaction costs related to the merger of Katapult and FinServ and the Flexiti acquisition also described previously, (iii) $9.9 million of Flexiti operating expenses and (iv) the timing and extent of performance-based variable compensation compared to the prior-year period. Refer to the "Segment Analysis" sections below for further details.

Equity Method Investment

Refer to the "Katapult Update for the Three and Six Months Ended June 30, 2021 and 2020" below for details.

Interest Expense

Interest expense for the three months ended June 30, 2021 increased $5.1 million, or 28.0%, primarily due to interest on debt acquired with the acquisition of Flexiti, and modestly higher year-over-year non-recourse borrowings in the U.S.

Provision for Income Taxes

The effective income tax rate for the three months ended June 30, 2021 was 24.6%. The effective income tax rate was lower compared to the federal and state/provincial statutory rates of approximately 26%, primarily as a result of proportionally more income in lower rate jurisdictions, driven by the gain on the Katapult transaction of $146.9 million. The transaction resulted in (i) a current cash tax liability related to the $146.9 million cash consideration and (ii) a deferred tax asset related to the recognized tax gain over book gain, combined with the release of the valuation allowance established prior to the gain. The effective income tax rate of adjusted tax expense included in the Adjusted Net Income for the three months ended June 30, 2021 was 18.6%.

For the Six Months Ended June 30, 2021 and 2020

Revenue and Net Revenue

Revenue decreased $79.1 million, or 17.1%, to $384.2 million for the six months ended June 30, 2021 from $463.3 million for the six months ended June 30, 2020 as a result of the declines in combined gross loans receivables in the U.S. from COVID-19 Impacts, partially offset by growth in Canada Direct Lending and the addition of Canada POS Lending as discussed previously. Year over year, U.S. revenue decreased 28.9%. Excluding the impacted California and Virginia loans, U.S. revenue decreased 20.7% for the six months ended June 30, 2021 compared to the prior-year period. Canada Direct Lending revenue increased 15.4% (5.6% on a constant-currency basis) as a result of growth in Revolving LOC loans. For the six months ended June 30, 2021, we also recognized $8.6 million of Canada POS Lending revenue, which included a $4.0 million reduction related to acquisition-related adjustments for the period.

Provision for losses decreased by $82.9 million, or 50.5%, for the six months ended June 30, 2021 compared to the prior year. The decrease in provision for loan losses was primarily due to (i) relative sequential change in loan balances, (ii) favorable adjustments to allowance coverage from continued improved credit quality, and (iii) improved NCO rates in both the U.S. and Canada as discussed in "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections.

Cost of Providing Services

Advertising costs decreased $2.8 million, or 15.8%, year over year, influenced by COVID-19 Impacts. Year over year, application volume and quality improved in the second quarter of 2021 while the second quarter of 2020 and first quarter of 2021 were influenced by U.S. government stimulus and pandemic-induced lockdowns.

Non-advertising costs of providing services decreased $3.8 million, or 3.6%, to $101.1 million in the six months ended June 30, 2021, compared to $104.9 million in the six months ended June 30, 2020. The decrease was primarily driven by lower collection costs resulting from stimulus-related pay-downs and lower variable costs as a result of lower demand in the U.S., partially offset by timing and level of performance-based variable compensation.

Corporate, District and Other Expenses

Corporate, district and other expenses were $108.5 million for the six months ended June 30, 2021, an increase of $28.9 million, or 36.3%, compared to the six months ended June 30, 2020. The year-over-year increase was primarily due to (i) $ 5.8 million of restructuring costs as described above in "Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA," (ii) $ 6.3 million of transaction costs related to the merger of Katapult and FinServ and the acquisition of Flexiti also as described previously, and (iii) $12.5 million of Flexiti operating expenses post-closing. Excluding these costs, comparable corporate, district and other expenses increased $4.3 million, or 5.4% year over year, primarily due to the timing and level of performance-based variable compensation compared to the prior-year period. Refer to the "Segment Analysis" sections below for further details.

Equity Method Investment

Refer to the "Katapult Update for the Three and Six Months Ended June 30, 2021 and 2020" below for details.

Interest Expense

Interest expense for the six months ended June 30, 2021 increased $7.3 million, or 20.6%, primarily due to interest on debt acquired with the acquisition of Flexiti, and modestly higher year-over-year non-recourse borrowings in the U.S.

Provision for Income Taxes

The effective income tax rate for the six months ended June 30, 2021 was 24.7%. The effective income tax rate was lower compared to the federal and state/provincial statutory rates of approximately 26%, primarily as a result of proportionally more income in lower rate jurisdictions, driven by the gain on the Katapult transaction of $146.9 million. The transaction resulted in (i) a current cash tax liability related to the $146.9 million cash consideration and (ii) a deferred tax asset related to the recognized tax gain over book gain, combined with the release of the valuation allowance established prior to the gain. The effective income tax rate of adjusted tax expense included in Adjusted Net Income for the six-months ended June 30, 2021 was 23.3%.

Katapult Update for the Three and Six Months Ended June 30, 2021 and 2020

Katapult is accounted for using the equity method of accounting and is included in "Investments in Katapult" on the unaudited Condensed Consolidated Balance Sheet. Our share of Katapult's earnings was $1.7 million for the three months ended June 30, 2021 and $2.3 million for the six months ended June 30, 2021. We recognize our share of Katapult’s earnings on a one-quarter lag.

The Katapult and FinServ merger closed in June 2021. As part of the merger, we received cash consideration of $146.9 million and retained ownership through shares after the merger. Based on market prices as of July 27, 2021, the total market value of the retained shares is $192.0 million. As of June 30, 2021, our total cash investment in Katapult is $27.5 million. After closing of the merger, we now maintain a 20.7% fully diluted ownership in the newly formed public company.

The table below presents select financial information for Katapult for the periods indicated:

	For the Three Months Ended March 31,(1)
(in thousands, unaudited)	2021	2020
Revenue	$ 80,635	$ 42,888
Cost of revenue	52,882	27,333
Gross profit	27,753	15,555

Operating expenses	13,340	8,821
Interest and other	4,498	2,985
Income before income taxes	9,915	3,749
Net income	$ 8,090	$ 3,670

Originations	$ 63,765	$ 37,213

	As of
	March 31, 2021	December 31, 2020
Cash and restricted cash	$ 70,665	$ 69,597
Gross property held for lease	$ 210,666	$ 213,838
(1) Source: Katapult's Registration Statement on Form S-1, pages F-54, and F-55, F-67 and 38, filed with the Securities and Exchange Commission on June 30, 2021.

Segment Analysis

Following our acquisition of Flexiti on March 10, 2021, and beginning in the first quarter of 2021, we report financial results for three reportable segments: U.S., Canada Direct Lending and Canada POS Lending. Following is a summary of portfolio performance and results of operations for the segment and period indicated.

U.S. Portfolio Performance

(in thousands, except percentages)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Gross combined loans receivable (1)
Revolving LOC	$ 47,277	$ 43,387	$ 55,561	$ 56,727	$ 53,239
Installment loans - Company Owned	139,234	142,396	167,890	148,569	146,495
Total U.S. Company Owned gross loans receivable	186,511	185,783	223,451	205,296	199,734
Installment loans - Guaranteed by the Company (2)	37,093	32,439	44,105	39,768	34,092
Total U.S. gross combined loans receivable (1)	$ 223,604	$ 218,222	$ 267,556	$ 245,064	$ 233,826

Lending Revenue:
Revolving LOC	$ 24,091	$ 26,923	$ 31,111	$ 30,431	$ 30,917
Installment loans - Company Owned	55,918	64,516	68,927	62,215	65,104
Installment loans - Guaranteed by the Company (2)	34,908	41,425	42,972	36,731	37,757
Total U.S. lending revenue	$ 114,917	$ 132,864	$ 143,010	$ 129,377	$ 133,778

Lending Provision:
Revolving LOC	$ 6,621	$ 5,039	$ 11,583	$ 11,904	$ 11,984
Installment loans - Company Owned	14,048	11,159	24,629	16,259	17,550
Installment loans - Guaranteed by the Company (2)	12,583	9,648	22,621	14,936	11,713
Total U.S. lending provision	$ 33,252	$ 25,846	$ 58,833	$ 43,099	$ 41,247

(in thousands, except percentages)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Lending Net Revenue
Revolving LOC	$ 17,470	$ 21,884	$ 19,528	$ 18,527	$ 18,933
Installment loans - Company Owned	41,870	53,357	44,298	45,956	47,554
Installment loans - Guaranteed by the Company (2)	22,325	31,777	20,351	21,795	26,044
Total U.S. lending net revenue	$ 81,665	$ 107,018	$ 84,177	$ 86,278	$ 92,531

NCOs
Revolving LOC	$ 7,271	$ 9,904	$ 12,500	$ 10,595	$ 20,090
Installment loans - Company Owned	18,617	17,313	19,620	16,758	29,905
Installment loans - Guaranteed by the Company (2)	12,044	12,150	21,590	13,902	15,738
Total U.S. NCOs	$ 37,932	$ 39,367	$ 53,710	$ 41,255	$ 65,733

NCO rate (3)
Revolving LOC	16.0%	20.0%	22.3%	19.3%	31.7%
Installment loans - Company Owned	13.2%	11.2%	12.4%	11.4%	16.6%
Total U.S. Company Owned NCO rate	13.9%	13.3%	15.0%	13.5%	20.5%
Installment loans - Guaranteed by the Company (2)	34.6%	31.7%	51.5%	37.6%	35.0%
Total U.S. NCO rate	17.2%	16.2%	21.0%	17.2%	22.8%

ALL and CSO Liability for Losses (4)
Revolving LOC	$ 13,669	$ 14,319	$ 19,185	$ 20,101	$ 18,793
Installment loans - Company Owned	21,246	25,815	31,971	26,961	27,112
Installment loans - Guaranteed by the Company (2)	5,265	4,727	7,228	6,198	5,164
Total U.S. ALL and CSO Liability for Losses	$ 40,180	$ 44,861	$ 58,384	$ 53,260	$ 51,069

ALL and CSO Liability for Losses rate (5)
Revolving LOC	28.9%	33.0%	34.5%	35.4%	35.3%
Installment loans - Company Owned	15.3%	18.1%	19.0%	18.1%	18.5%
Total U.S. Company Owned ALL rate	18.7%	21.6%	22.9%	22.9%	23.0%
Installment loans - Guaranteed by the Company (2)	14.2%	14.6%	16.4%	15.6%	15.1%
Total ALL and CSO Liability for Losses rate	18.0%	20.6%	21.8%	21.7%	21.8%

Past-due rate (5)
Revolving LOC	26.6%	26.3%	30.7%	27.9%	26.6%
Installment loans - Company Owned	18.7%	18.0%	19.0%	16.6%	17.6%
Total U.S. Company Owned past-due rate	20.7%	19.9%	21.9%	19.8%	20.0%

Installment loans - Guaranteed by the Company (2)	17.4%	12.8%	14.1%	15.4%	12.1%

(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Includes loans originated by third-party lenders through CSO programs. Installment gross loans receivable Guaranteed by the Company are not included in the Condensed Consolidated Financial Statements.
(3) We calculate NCO rate as total NCOs divided by Average gross loans receivables.
(4) We report ALL as a contra-asset reducing gross loans receivable and the CSO Liability for Losses as a liability on the Condensed Consolidated Balance Sheets.

(in thousands, except percentages)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
(5) We calculate (i) ALL and CSO Liability for losses rate and (ii) past-due rate as the respective totals divided by gross loans receivable at each respective quarter end.

U.S. Net Revenue

U.S. revenues decreased by $18.5 million, or 13.5%, to $118.8 million, compared to the prior-year period for the three months ended June 30, 2021, primarily as a result of the COVID-19 impacts on gross combined loans receivable and the runoff of California Installment and Virginia Revolving LOC loans due to regulatory changes. See the loan performance discussions below for further details.

The provision for losses decreased $7.9 million, or 19.0%, primarily as a result of (i) relative sequential change in loan balances, (ii) favorable adjustments to allowance coverage from continued improved credit quality and (iii) improved NCO rates year over year. U.S. NCOs, including loans Guaranteed by the Company, decreased by $27.8 million, or 42.3% year over year, and $1.4 million, or 3.6%, sequentially. For the three months ended June 30, 2021, U.S. NCO rate improved 550 bps, or 24.5% year over year, and increased 100 bps, or 5.9%, sequentially.

U.S. Revolving LOC loan performance

U.S. Revolving LOC loan balances as of June 30, 2021 decreased $6.0 million, or 11.2%, compared to the prior year, resulting in a related revenue decrease of $6.8 million, or 22.1%, primarily due to the runoff of Virginia Revolving LOC loans. Excluding the impacted Virginia loans, U.S. Revolving LOC gross loans receivable increased $4.9 million or 12.8%, year over year. The Revolving LOC allowance coverage decreased year over year from 35.3% to 28.9% for the three months ended June 30, 2021. The decrease was due to sustained favorable past-due rates and improved NCO trends. For the three months ended June 30, 2021, NCO rates improved from 31.7% to 16.0% year over year and from 20.0% to 16.0% sequentially.

U.S. Installment loan performance - Company Owned

U.S. Installment loan balances as of June 30, 2021 decreased $7.3 million, or 5.0%, and revenue decreased $9.2 million, or 14.1%, compared to the prior year, primarily due to COVID-19 Impacts and regulatory changes in California, effective January 1, 2020 that affected Installment products. Excluding the impacted California loans, U.S. Installment loans increased $30.9 million, or 35.1%, year over year, and related revenue increased $2.4 million, or 5.0%. The Installment loans allowance coverage decreased from 18.5% in the prior year to 15.3% as of June 30, 2021, largely due to sustained favorable trends in NCOs, which improved year over year by 335 bps. Sequentially, allowance coverage decreased from 18.1% to 15.3% primarily from a decline in troubled debt restructuring ("TDR") loans as a percentage of total gross loans receivable and the run-off of Verge Installment loans.

We launched Verge installment loans originated by Stride Bank in the fourth quarter of 2019 and executed pilot programs in several states. After testing various offers, rates, terms and approval criteria, Stride informed us in the first quarter of 2021 that it plans to focus on near-prime loans as they represent a larger addressable market and offer greater opportunity to scale. As a result, Stride discontinued new Verge Credit loans in April 2021. Verge loan balances totaled $21.5 million as of June 30, 2021. We expect an orderly run-off of these balances over the next 21 months. We continue to maintain various relationships with Stride and are working together to develop additional products that meet customer needs.

U.S. Installment loan performance - Guaranteed by the Company

U.S. Installment loans Guaranteed by the Company increased $3.0 million, or 8.8%, year over year. The allowance rate decreased 95 bps year over year due to sustained favorable NCO and past-due rates as a result of government stimulus-related pay-downs. Sequentially, allowance coverage declined from 14.6% to 14.2% for the three months ended June 30, 2021 primarily from a decline in TDR loans as a percentage of total gross loans receivable.

Following is a summary of results of operations for the U.S. segment for the periods indicated.

U.S. Results of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 118,794	$ 137,320	($ 18,526)	(13.5)%	$ 255,286	$ 359,088	($ 103,802)	(28.9)%
Provision for losses	33,622	41,530	(7,908)	(19.0)%	59,678	127,571	(67,893)	(53.2)%
Net revenue	85,172	95,790	(10,618)	(11.1)%	195,608	231,517	(35,909)	(15.5)%
Advertising	6,089	5,269	820	15.6%	13,230	16,214	(2,984)	(18.4)%
Non-advertising costs of providing services	31,837	33,661	(1,824)	(5.4)%	63,992	70,903	(6,911)	(9.7)%
Total cost of providing services	37,926	38,930	(1,004)	(2.6)%	77,222	87,117	(9,895)	(11.4)%
Gross margin	47,246	56,860	(9,614)	(16.9)%	118,386	144,400	(26,014)	(18.0)%
Corporate, district and other expenses	43,730	29,631	14,099	47.6%	84,327	67,281	17,046	25.3%
Interest expense	17,338	16,113	1,225	7.6%	33,696	30,959	2,737	8.8%
(Income) loss from equity method investment	(1,712)	(741)	(971)	#	(2,258)	877	(3,135)	#
Gain from equity method investment	(135,387)	—	(135,387)	#	(135,387)	—	(135,387)	#
Total operating expense	(76,031)	45,003	(121,034)	#	(19,622)	99,117	(118,739)	#
Segment operating income	123,277	11,857	111,420	#	138,008	45,283	92,725	#
Interest expense	17,338	16,113	1,225	7.6%	33,696	30,959	2,737	8.8%
Depreciation and amortization	3,008	3,309	(301)	(9.1)%	6,134	6,686	(552)	(8.3)%
EBITDA (1)	143,623	31,279	112,344	#	177,838	82,928	94,910	#
Restructuring costs	5,763	—	5,763		5,763	—	5,763
Legal and other costs	—	847	(847)		—	1,750	(1,750)
(Income) loss from equity method investment	(1,712)	(741)	(971)		(2,258)	877	(3,135)
Gain from equity method investment	(135,387)	—	(135,387)		(135,387)	—	(135,387)
Transaction costs	3,181	91	3,090		6,341	337	6,004
Share-based compensation	3,467	3,310	157		6,150	6,504	(354)
Other adjustments	(159)	305	(464)		(405)	164	(569)
Adjusted EBITDA (1)	$ 18,776	$ 35,091	($ 16,315)	(46.5)%	$ 58,042	$ 92,560	($ 34,518)	(37.3)%
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
# - Variance greater than 100% or not meaningful.

U.S. Segment Results - For the Three Months Ended June 30, 2021 and 2020

For a discussion of revenue, provision for losses and related gross combined loans receivables, see "U.S. Portfolio Performance," above.

Advertising costs increased $0.8 million, or 15.6%, year over year in response to product demand changes during the three months ended June 30, 2021 compared to the three months ended June 30, 2020. Quarter-over-quarter application volume and quality improved this quarter as the prior-year quarter was influenced by April 2020 government stimulus and pandemic-induced lockdowns.

Non-advertising costs of providing services for the three months ended June 30, 2021 were $31.8 million, a decrease of $1.8 million, or 5.4%, compared to $33.7 million for the three months ended June 30, 2020, primarily driven by lower store operating and collection costs year over year.

Corporate, district and other expenses were $43.7 million for the three months ended June 30, 2021, an increase of $14.1 million, or 47.6%, compared to the prior-year period. The year-over-year increase was primarily due to (i) $ 5.8 million of restructuring costs as described further below and in "Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA," (ii) $3.2 million of transaction costs related to the merger of Katapult and FinServ and the Flexiti acquisition also as described previously, and (iii) the timing and level of performance-based variable compensation compared to the prior-year period.

As previously announced, we closed or announced the intent to close 49 U.S. stores, 19 of which occurred in the second quarter, in response to evolving customer channel preferences that were accelerated by the impacts of COVID-19. The store closures represent nearly 25% of the Company’s U.S. stores and, other than Illinois, which were closed earlier in the year due to regulatory changes, reflect strategic consolidation of locations in dense local markets. As CURO’s omni-channel platform allows customers to transition seamlessly online, to an adjacent store or to contact centers, this consolidation reduces annual operating costs by approximately $20 million while maximizing the likelihood of retaining a large percentage of customers that had utilized the impacted stores.

The 19 U.S. stores closed during the second quarter of 2021 were in Illinois (8), Oregon (2), Colorado (2), Washington (1) and Texas (6) (“Q2 2021 U.S. Store Closures”). CURO exited Illinois given the legislative changes that eliminated its product offerings. The store closure decisions in other states were made after extensive analysis and in response to ongoing migration of customer transactions toward the online channel and the impact of COVID-19 on store traffic and profitability. CURO incurred $5.8 million of total one-time charges associated with the Q2 2021 U.S. Store Closures consisting of (i) severance and employee costs of $0.9 million, (ii) lease termination costs of $0.6 million and (iii) net accelerated depreciation and write-off of ROU assets and liabilities of $4.3 million.

During July 2021, we announced the remaining 30 of the 49 U.S. stores were closing in Texas (25), California (2), Louisiana (1), Nevada (1) and Tennessee (1) (“Q3 2021 U.S. Store Closures”). In connection with the Q3 2021 U.S. Store Closures, CURO currently expects to incur $5.7 million of total one-time charges consisting of (i) severance and employee costs of $2.5 million, (ii) lease termination costs of $0.9 million and (iii) net accelerated depreciation and write-off of ROU assets and liabilities of $2.3 million. These costs will be reflected in the third quarter 2021 results.

The store closure decisions followed an extensive evaluation that considered (i) comprehensive store-level score cards, (ii) market-level store density and the related addressable local market, (iii) the lingering and potential future COVID-19 impacts on store volume, traffic and profitability and (iv) continued migration of customer transactions toward the online channel. Of the stores closed in Texas in both quarters, 25 were from The Money Box acquisition in 2012. While historically successful, these stores did not have the high-profile, high-traffic advantages of our Speedy/Rapid Cash stores, so their profitability has declined more through COVID. All of the impacted stores are scheduled to be closed by the end of August 2021. Following these closures, CURO will operate 160 stores in the U.S. and 202 stores in Canada.

U.S. interest expense for the three months ended June 30, 2021 increased $1.2 million, or 7.6%, primarily related to the Non-Recourse U.S. SPV Facility, which we entered into in April 2020.

As previously described, we recognize our share of Katapult’s income on a one-quarter lag. We recorded income of $1.7 million for the three months ended June 30, 2021. As a result of the merger between Katapult and FinServ, which closed during the second quarter of 2021, we recorded an additional gain of $135.4 million for the three months ended June 30, 2021, which represents cash we received, net of the basis of our investment in Katapult.

U.S. Segment Results - For the Six Months Ended June 30, 2021 and 2020

U.S. revenues decreased $103.8 million, or 28.9%, compared to the prior-year period for the six months ended June 30, 2021 as a result of decreases in combined gross loans receivable from COVID-19 impacts and the continued run-off of California Installment loans due to regulatory changes. Excluding the aforementioned impact of California Installment and Virginia Revolving LOC loan runoff, U.S. revenues decreased $61.1 million, or 20.7%.

The provision for losses decreased $67.9 million, or 53.2%, for the six months ended June 30, 2021, compared to the prior-year period, primarily as a result of (i) relative sequential change in loan balances, (ii) favorable adjustments to allowance coverage from continued improved credit quality, and (iii) improved NCO rates year over year.

Non-advertising costs of providing services for the six months ended June 30, 2021 were $64.0 million, a decrease of $6.9 million, or 9.7%, compared to $70.9 million for the six months ended June 30, 2020. The decrease was primarily driven by lower collection costs resulting from stimulus-related pay-downs and lower variable costs as a result of lower demand, partially offset by higher performance-based variable compensation.

Advertising costs were $13.2 million for the six months ended June 30, 2021, a decrease of $3.0 million, or 18.4%, compared to the prior-year period as the full effect of COVID-19 did not impact our advertising spend until the second quarter of 2020.

Corporate, district and other expenses were $84.3 million for the six months ended June 30, 2021, an increase of $17.0 million, or 25.3%, compared to the six months ended June 30, 2020. For the six months ended June 30, 2021, as described in our Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA, Non-GAAP Measures above, corporate, district and other costs included (i) $6.3 million of transaction costs (ii) $6.2 million of share-based compensation costs, and (iii) $5.8 million of restructuring costs. For the six months ended June 30, 2020, corporate, district and other expenses included (i) $1.8 million of legal and other costs and (ii) share-based compensation costs of $6.5 million. Excluding these items, comparable corporate, district and other expenses increased $7.0 million year over year, primarily due to the timing and level of performance-based variable compensation, partially offset by certain cost reductions, including work-from-home initiatives, to manage COVID-19 Impacts for the six months ended June 30, 2021.

As previously described, we recognize our share of Katapult’s income on a one-quarter lag and recorded income of $2.3 million for the six months ended June 30, 2021. As a result of the merger between Katapult and FinServ, which closed during the second quarter of 2021, we recorded an additional gain of $135.4 million as of June 30, 2021, which represents cash we received, net of the basis of our investment in Katapult.

U.S. interest expense for the six months ended June 30, 2021 increased $2.7 million, or 8.8%, as a result of higher borrowings year-over-year, including the new Non-Recourse U.S. SPV Facility, which we entered into in April 2020.

Canada Direct Lending and Canada POS Lending Portfolio Performance

(in thousands, except percentages)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Gross loans receivable
Canada Direct Lending Revolving LOC	$ 337,700	$ 319,307	$ 303,323	$ 265,507	$ 231,917
Canada Direct Lending Installment loans	23,564	24,385	26,948	26,639	24,861
Total Canada Direct Lending gross loans receivable	$ 361,264	$ 343,692	$ 330,271	$ 292,146	$ 256,778

Total Canada POS Lending gross loans receivable	221,453	$ 201,539	$ —	$ —	$ —

Lending Revenue:
Canada Direct Lending Revolving LOC	$ 37,450	$ 34,368	$ 31,962	$ 28,280	$ 25,819
Canada Direct Lending Installment loans	10,541	10,447	11,106	10,238	9,701
Total Canada Direct Lending - lending revenue	$ 47,991	$ 44,815	$ 43,068	$ 38,518	$ 35,520

Canada POS Lending - lending revenue	$ 6,495	$ 1,383	$ —	$ —	$ —

Lending Provision:
Canada Direct Lending Revolving LOC	$ 7,066	$ 7,909	$ 8,679	$ 9,751	$ 9,357
Canada Direct Lending Installment loans	1,438	1,234	1,972	1,426	(263)
Total Canada Direct Lending - lending provision	$ 8,504	$ 9,143	$ 10,651	$ 11,177	$ 9,094

Canada POS Lending - lending provision	$ 2,986	$ 855	$ —	$ —	$ —

Lending Net Revenue
Canada Direct Lending Revolving LOC	$ 30,384	$ 26,459	$ 23,283	$ 18,529	$ 16,462
Canada Direct Lending Installment loans	9,103	9,213	9,134	8,812	9,964
Total Canada Direct Lending - lending net revenue	$ 39,487	$ 35,672	$ 32,417	$ 27,341	$ 26,426

Canada POS Lending - lending net revenue	$ 3,509	$ 528	$ —	$ —	$ —

NCOs
Canada Direct Lending Revolving LOC	$ 10,838	$ 11,097	$ 8,907	$ 7,568	$ 11,594
Canada Direct Lending Installment loans	1,513	1,669	2,060	1,289	1,393
Total Canada Direct Lending NCOs	$ 12,351	$ 12,766	$ 10,967	$ 8,857	$ 12,987

Canada POS Lending NCOs (1)	$ 1,509	$ 213	$ —	$ —	$ —

NCO rate (2)
Canada Direct Lending Revolving LOC	3.3%	3.6%	3.1%	3.0%	4.9%
Canada Direct Lending Installment loans	6.3%	6.5%	7.7%	5.0%	4.6%
Total Canada Direct Lending NCO rate	3.5%	3.8%	3.5%	3.2%	4.9%

Canada POS Lending NCO rate	0.7%	NM (3)	—%	—%	—%

ALL (4)
Canada Direct Lending Revolving LOC	$ 26,602	$ 29,916	$ 32,773	$ 31,316	$ 28,526
Canada Direct Lending Installment loans	1,767	1,819	2,233	2,204	2,024
Total Canada Direct Lending ALL	$ 28,369	$ 31,735	$ 35,006	$ 33,520	$ 30,550

Canada POS Lending ALL (5)	$ 4,577	$ 519	$ —	$ —	$ —

(in thousands, except percentages)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020

ALL rate (6)
Canada Direct Lending Revolving LOC	7.9%	9.4%	10.8%	11.8%	12.3%
Canada Direct Lending Installment loans	7.5%	7.5%	8.3%	8.3%	8.1%
Total Canada Direct Lending ALL rate	7.9%	9.2%	10.6%	11.5%	11.9%

Canada POS Lending ALL rate	2.1%	0.3%	—%	—%	—%

Past-due rate (6)
Canada Direct Lending Revolving LOC	5.8%	6.4%	6.8%	6.0%	7.3%
Canada Direct Lending Installment loans	2.3%	2.1%	2.1%	2.9%	3.7%
Total Canada Direct Lending past-due rate	5.5%	6.1%	6.4%	5.7%	7.0%

Canada POS Lending past-due rate	5.4%	5.7%	—%	—%	—%

(1) For the second quarter of 2021, NCO's presented above include $2.4 million of NCO's related to the fair value discount, which are excluded from provision.
(2) We calculate NCO rate as total NCOs divided by Average gross loans receivables.
(3) Not material or not meaningful.
(4) We report ALL as a contra-asset reducing gross loans receivable on the Condensed Consolidated Balance Sheets.
(5) Loans originated pre-acquisition have been adjusted to fair value at the acquisition date and included estimates of future losses. The ALL represents estimated incurred losses for loans originated after acquisition plus incurred losses for acquired loans in excess of the remaining fair value discount.
(6) We calculate ALL rate and past-due rate as the respective totals divided by gross loans receivable at each respective quarter end.

Canada Direct Lending Net Revenue

Canada Direct Lending revenue increased year over year by $16.7 million, or 36.9%, ($9.6 million, or 21.4%, on a constant-currency basis), for the three months ended June 30, 2021, due to the continued popularity and growth of Revolving LOC loans in Canada. Sequentially, Canada Direct Lending revenue increased $3.4 million, or 5.9%, driven by increases in Revolving LOC and ancillary revenue, partially offset by a decrease in Installment revenue.

The provision for losses decreased $0.6 million, or 6.6%, ($1.6 million, or 17.1%, on a constant-currency basis), to $8.6 million for the three months ended June 30, 2021, compared to $9.2 million in the prior-year period. The decrease in provision for loan losses was the result of lower NCOs and the related impact of changes in allowance coverage due to improved credit quality for Revolving LOC loans. As of June 30, 2021, allowance coverage decreased sequentially by 140 basis points, or 15.0%. On a quarterly basis, NCO rates improved approximately 140 bps, or 28.1%, year over year.

Canada Direct Lending Revolving LOC loan performance

Canada Direct Lending Revolving LOC gross loans receivable increased $105.8 million, or 45.6%, ($75.1 million, or 32.4%, on a constant-currency basis) year over year and $18.4 million, or 5.8% ($14.0 million, or 4.4%, on a constant-currency basis) sequentially. Revolving LOC revenue increased $11.6 million, or 45.0%, year over year and $3.1 million, or 9.0%, sequentially ($7.4 million, or 28.5%, and $2.0 million, or 5.7%, respectively, on a constant-currency basis). The allowance coverage decreased year over year from 12.3% to 7.9% as of June 30, 2021 due to sustained favorable trends in NCOs and continued lower past-due balances as a percentage of total gross loans receivable. The year-over-year NCO rate and past-due rate for Revolving LOC gross loans receivable improved by 160 bps and 155 bps, respectively.

Canada Direct Lending Installment loan performance

Canada Direct Lending Installment revenue increased $0.8 million, or 8.7%, (and decreased $0.4 million, or 3.7%, on a constant-currency basis) year over year. Installment gross loans receivable decreased $1.3 million, or 5.2% ($3.4 million, or 13.8%, on a constant-currency basis) year over year. The decreases in Installment loans and related revenue were due to a continued shift to Revolving LOC loans, as well as COVID-19 related constraints on demand, particularly as related to store-driven Installment loans. The Installment allowance coverage decreased year over year from 8.1% to 7.5% as a result of favorable trends in past-due balances. The year-over-year past-due rate for Installment loans improved by 145 bps. Sequentially, Installment gross loans receivable decreased $0.8 million, or 3.4%, ($1.1 million, or 4.6%, on a constant-currency basis) and related revenue increased $0.1 million, or 0.9% (and decreased $0.2 million, or 1.9%, on a constant-currency basis).

Canada POS Lending Revolving LOC loan performance

Canada POS Lending Revolving LOC gross loans receivable as of June 30, 2021 was $221.5 million, including a discount of $8.9 million related to purchase accounting adjustments ($230.4 million prior to purchase accounting adjustments). For the three months ended June 30, 2021, Canada POS Lending revenue was $7.0 million, which included a $4.0 million reduction as a result of acquisition-related adjustments for the period. For a full discussion of the purchase accounting and acquisition-related adjustments, refer to "Consolidated Revenue by Product and Segment" earlier within this release. Revolving LOC gross loans receivable generally charge-off at 180 days past due. NCOs were $1.5 million for the three months ended June 30, 2021. The Canada Lending NCO and past-due rates for the quarter were 0.7% and 5.4%, respectively.

Originations for the three months ended June 30, 2021 were $103.9 million in Canadian dollars ("C$"), an increase of C$56.2 million, or 117.8%, from the prior-year period of C$47.7 million. Sequentially, Canada POS Revolving LOC gross loans receivable increased $19.9 million, or 9.9%.

Canada Direct Lending Results of Operations

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 61,880	$ 45,189	$ 16,691	36.9%	$ 120,320	$ 104,227	$ 16,093	15.4%
Provision for losses	8,556	9,163	(607)	(6.6)%	17,790	36,658	(18,868)	(51.5)%
Net revenue	53,324	36,026	17,298	48.0%	102,530	67,569	34,961	51.7%
Advertising	778	481	297	61.7%	1,682	1,755	(73)	(4.2)%
Non-advertising costs of providing services	18,683	15,906	2,777	17.5%	36,765	34,016	2,749	8.1%
Total cost of providing services	19,461	16,387	3,074	18.8%	38,447	35,771	2,676	7.5%
Gross margin	33,863	19,639	14,224	72.4%	64,083	31,798	32,285	#
Corporate, district and other expenses	6,022	7,150	(1,128)	(15.8)%	11,640	12,307	(667)	(5.4)%
Interest expense	2,498	2,198	300	13.6%	4,853	4,676	177	3.8%
Total operating expense	8,520	9,348	(828)	(8.9)%	16,493	16,983	(490)	(2.9)%
Segment operating income	25,343	10,291	15,052	#	47,590	14,815	32,775	#
Interest expense	2,498	2,198	300	13.6%	4,853	4,676	177	3.8%
Depreciation and amortization	1,144	1,108	36	3.2%	2,270	2,268	2	0.1%
EBITDA (1)	28,985	13,597	15,388	#	54,713	21,759	32,954	#
Canada GST adjustment	—	2,160	(2,160)		—	2,160	(2,160)
Other adjustments	107	281	(174)		148	437	(289)
Adjusted EBITDA (1)	$ 29,092	$ 16,038	$ 13,054	81.4%	$ 54,861	$ 24,356	$ 30,505	125.2%
# - Variance greater than 100% or not meaningful.
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Canada Direct Lending Segment Results - For the Three Months Ended June 30, 2021 and 2020

For a discussion of revenue, provision for losses and related gross combined loans receivables, see "Canada Direct Lending and Canada POS Lending Portfolio Performance," above.
Canada Direct Lending cost of providing services were $19.5 million for the three months ended June 30, 2021, an increase of $3.1 million, or 18.8% ($0.9 million or 5.2%, on a constant currency basis), compared to the prior year, primarily due to timing and level of performance-based variable compensation and higher store operating costs.

Canada Direct Lending operating expenses decreased to $8.5 million for the three months ended June 30, 2021 compared to $9.3 million for the three months ended June 30, 2020.

Canada Direct Lending Segment Results - For the Six Months Ended June 30, 2021 and 2020

Canada Direct Lending revenue increased $16.1 million, or 15.4% ($5.8 million, or 5.6%, on a constant currency basis), to $120.3 million for the six months ended June 30, 2021, from $ 104.2 million in the prior year, primarily due to higher consumer demand as COVID-19 Impacts lessen. Canada Direct Lending Revolving LOC gross loans receivable grew $105.8 million, or 45.6%, year over year, contributing to related revenue growth of $17.0 million, or 31.0% for the six months ended June 30, 2021 compared to the prior-year period.

The provision for losses decreased $18.9 million, or 51.5%, ($20.3 million, or 55.4% on a constant currency basis), to $17.8 million for the six months ended June 30, 2021, compared to $36.7 million in the prior-year period. The decrease in provision for loan losses was the result of lower NCOs and the related impact of changes in allowance coverage due to an increase in credit quality for Revolving LOC loans. Refer to "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for additional details on quarterly loss and allowance rates.

Canada Direct Lending cost of providing services for the six months ended June 30, 2021 were $38.4 million, an increase of $2.7 million, or 7.5% ($0.6 million, or 1.7%, on a constant-currency basis), compared to $35.8 million for the six months ended June 30, 2020, primarily related to volume-driven variable costs, such as underwriting data and financial services fees and higher store operating costs for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Canada Direct Lending operating expenses for the six months ended June 30, 2021 were $16.5 million for the six months ended June 30, 2021 compared to $17.0 million for the six months ended June 30, 2020.

Canada POS Lending Results of Operations

	Three Months Ended June 30,	Six Months Ended June 30,
(dollars in thousands, unaudited)	2021	2021
Revenue	$ 7,019	$ 8,638
Provision for losses	2,987	3,842
Net revenue	4,032	4,796
Advertising	176	215
Non-advertising costs of providing services	314	387
Total cost of providing services	490	602
Gross margin	3,542	4,194
Corporate, district and other expenses	9,869	12,494
Interest expense	3,604	4,430
Total operating expense	13,473	16,924
Segment operating loss	(9,931)	(12,730)
Interest expense	3,604	4,430
Depreciation and amortization	3,283	3,996
EBITDA (1)	(3,044)	(4,304)
Acquisition accounting adjustment	5,495	5,495
Other adjustments	(17)	(17)
Adjusted EBITDA (1)	$ 2,434	$ 1,174
# - Variance greater than 100% or not meaningful.
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Canada POS Lending Segment Results - For the Three and Six Months Ended June 30, 2021

For a discussion of revenue, provision for losses and related gross loans receivables, see the "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for the three months ended June 30, 2021. Canada POS Lending segment revenue includes revenue from merchant discounts and ancillary products. MDR represents the discount merchant partners provide to help facilitate customer credit card purchases at merchant locations. The fee is recognized over the estimated average loan term of 12 months. Ancillary revenue includes administrative fees, annual fees, insurance product fees and other fees charged to customers.

For the six months ended June 30, 2021, Canada POS Lending revenues were $8.6 million, and included a $4.0 million reduction as a result of acquisition-related adjustments. For a full discussion of acquisition-related adjustments, refer to "Consolidated Revenue by Product and Segment" earlier within this release.

Provision for losses for the six months ended June 30, 2021 was $3.8 million. Refer to "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for additional details on quarterly loss and allowance rates.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2021 (unaudited)	December 31, 2020
ASSETS
Cash and cash equivalents	$ 276,367	$ 213,343
Restricted cash (includes restricted cash of consolidated VIEs of $43,553 and $31,994 as of June 30, 2021 and December 31, 2020, respectively)	69,299	54,765
Gross loans receivable (includes loans of consolidated VIEs of $592,283 and $360,431 as of June 30, 2021 and December 31, 2020, respectively)	769,228	553,722
Less: Allowance for loan losses (includes allowance for losses of consolidated VIEs of $44,605 and $54,129 as of June 30, 2021 and December 31, 2020, respectively)	(67,861)	(86,162)
Loans receivable, net	701,367	467,560
Income taxes receivable	2,175	32,062
Prepaid expenses and other (includes prepaid expenses and other of consolidated VIEs of $0 and $388 as of June 30, 2021 and December 31, 2020, respectively)	31,209	27,994
Property and equipment, net	51,170	59,749
Investment in Katapult	16,501	27,370
Right of use asset - operating leases	106,698	115,032
Deferred tax assets	6,264	—
Goodwill and Intangibles, net	274,119	176,516
Other assets	9,296	8,595
Total Assets	$ 1,544,465	$ 1,182,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $6,078 and $34,055 as of June 30, 2021 and December 31, 2020, respectively)	$ 64,406	$ 49,624
Deferred revenue	10,394	5,394
Lease liability - operating leases	113,415	122,648
Contingent consideration related to acquisition	21,239	—
Accrued interest (includes accrued interest of consolidated VIEs of $1,435 and $1,147 as of June 30, 2021 and December 31, 2020, respectively)	20,411	20,123
Liability for losses on CSO lender-owned consumer loans	5,265	7,228
Debt (includes debt and issuance costs of consolidated VIEs of $349,311 and $11,077 as of June 30, 2021 and $147,427 and $7,766 as of December 31, 2020, respectively)	1,019,127	819,661
Other long-term liabilities	13,796	15,382
Deferred tax liabilities	9,710	11,021
Total Liabilities	$ 1,277,763	$ 1,051,081
Stockholders' Equity
Total Stockholders' Equity	$ 266,702	$ 131,905
Total Liabilities and Stockholders' Equity	$ 1,544,465	$ 1,182,986

Balance Sheet Changes - June 30, 2021 Compared to December 31, 2020
Cash and cash equivalents - The increase in Cash and cash equivalents from December 31, 2020 was primarily due to the one-time cash inflow of $146.9 million from the merger of Katapult and FinServ, partially offset by increased demand for loan products as COVID-19 Impacts lessened during the first half of 2021.

Restricted cash - The increase in Restricted cash from December 31, 2020 was primarily due to our Non-Recourse U.S. SPV Facility, our new Non-Recourse Flexiti SPE Facility entered into as part of our acquisition in March 2021, and growth in Opt+ products.

Gross loans receivable and Allowance for loan losses - The increase in Gross loans receivable from December 31, 2020 was primarily due to the acquisition of Flexiti, which accounted for $221.5 million of gross loans receivable as of June 30, 2021, and growth in the Canada Direct Lending Revolving LOC loans. The increase was partially offset by a decline in the U.S. Refer to "Consolidated Loans Receivable" and "Portfolio Performance Analysis" above for additional details.

Investment in Katapult - The change in Investment in Katapult from December 31, 2020 was due to the Katapult and FinServ merger, which closed on June 9, 2021, impacting our ownership in Katapult. After the merger, we now maintain a 20.7% ownership in Katapult, compared to 47.7% before the merger. Refer to the "Katapult Update for the Three and Six Months Ended June 30, 2021 and 2020" for additional details.

Goodwill and Intangible Assets - The increases in Goodwill and Intangible assets from December 31, 2020 were due to our acquisition of Flexiti on March 10, 2021, which accounted for $95.7 million of goodwill and intangible assets.

Debt - The increase in debt from December 31, 2020 is primarily due to our new Non-Recourse Flexiti SPE Facility entered into as part of our acquisition in March 2021.

Contingent Consideration related to acquisition - The acquisition of Flexiti on March 10, 2021 included an up-front purchase price as well as a cash earn-out of up to approximately $32.8 million. The cash earn-out is recorded at fair value based on discounted expected cash flows and remeasured periodically.

Debt Capitalization Summary
(in thousands, net of deferred financing costs)

	Capacity	Interest Rate	Maturity	Counter-parties	Balance as of June 30, 2021 (in USD)
Non-Recourse Canada SPV Facility (1)	C$175.0 million	3-Mo CDOR + 6.75%	September 2, 2023	Waterfall Asset Management	$ 98,881
Senior Secured Revolving Credit Facility	$50.0 million	1-Mo LIBOR + 5.00%	June 30, 2022	BayCoast Bank; Stride Bank; Hancock-Whitney Bank; Metropolitan Commercial Bank	—
Non-Recourse U.S. SPV Facility	$200.0 million	1-Mo LIBOR + 6.25%(2)	April 8, 2024	Atalaya Capital Management, MetaBank	44,489
Non-Recourse Flexiti SPE Facility (1)(3)	C$500.0 million	3-Mo CDOR + 4.40%	March 10, 2024	Credit Suisse (Class A); SPF (Class B)	194,864
Cash Money Revolving Credit Facility (1)	C$10.0 million	Canada Prime Rate +1.95%	On-demand	Royal Bank of Canada	—
8.25% Senior Secured Notes (due 2025) (4)	$690.0 million	8.25%	September 1, 2025		680,893
(1) Capacity amounts are denominated in Canadian dollars, while outstanding balances as of June 30, 2021 are denominated in U.S. dollars.
(2) The Non-Recourse U.S. SPV Facility initially provided for $100.0 million of borrowing capacity, which increased to $200.0 million on July 31, 2020 following additional commitments. As of June 30, 2021 interest accrues at an annual rate of one-month LIBOR (with a floor of 1.65%) plus 6.25%.

(3) The current Non-Recourse Flexiti SPE Facility was entered into concurrent with the Flexiti acquisition. Interest accrues at an annual rate of three-month CDOR plus 4.40%.
(4) On July 16, 2021, we announced the pricing of our $750 million aggregate principal amount of new 7.50% Senior Secured Notes, which will be used to redeem our $690.0 million 8.25% Senior Secured Notes upon the expected closing on July 30, 2021.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:
•Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus certain legal and other costs, income or loss from equity method investment, goodwill and intangible asset impairments, transaction-related costs, restructuring costs, adjustments related to acquisition accounting, share-based compensation, intangible asset amortization, certain tax adjustments and impacts from tax law changes and cumulative tax effect of applicable adjustments, on a total and per share basis);
•EBITDA (earnings before interest, income taxes, depreciation and amortization);
•Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);
•Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and
•Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.

We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Condensed Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:
•they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;
•they do not include changes in, or cash requirements for, working capital needs;
•they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;
•depreciation and amortization are non-cash expense items reported in the statements of cash flows; and
•other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include projections, estimates and assumptions about the contributions of the LFL Group POS financing agreement; growth in Flexiti’s originations; reduced operating costs following store consolidations; increased liquidity from our new senior secured notes; the run-off of Verge loan balances; the operational and financial impact of our store consolidations; and our belief in the usefulness of the various non-GAAP financial measures used in this release. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions, judgments and other factors, both within and outside of our control, that could cause actual results to differ materially from those in the forward-looking statements, including: errors in our internal forecasts; the effects of competition on the Company’s business; our ability to attract and retain customers; market, financial, political and legal conditions; actions of regulators and the negative impact of those actions on our business; the future impact of COVID-19 pandemic or any other similar wide-spread event on the Company’s business and the global economy; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our level of indebtedness; our ability to integrate acquired businesses; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties that could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers as well as other factors discussed in our filings with the Securities and Exchange Commission. These projections, estimates and assumptions may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There may be additional risks that CURO presently does not know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

All product names, logos, brands, trademarks and registered trademarks are property of their respective owners.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) serves the evolving needs of the financial consumer. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States, later expanding to offer online loans and financial services in the United States and Canada and now broadening into a full-spectrum consumer lender through the point-of-sale / buy-now-pay-later channel. CURO combines its market expertise with a fully integrated technology platforms, an omni-channel approach and advanced credit decisioning to provide an array of credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Flexiti®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to non-prime consumers.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Thursday, July 29, 2021. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-844-407-9500 (1-862-298-0850 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until August 4, 2021, at 8:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-481-4010 (1-919-882-2331 for international callers). The replay access code is 42287.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2021.
Investor Relations:
Roger Dean
Executive Vice President, Chief Financial Officer and Acting Chief Accounting Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)